Exhibit 99.1

Contact: Diane Spiers or Lauren Clinton
(609) 340.4203

Tropicana Announces Proposed Major Renovations
to Enrich Guest Experience

Renovations would spark excitement with economic momentum and anticipated new jobs

ATLANTIC CITY, NJ (March 18, 2014) -Tropicana Entertainment Inc. has announced a proposed series of significant renovation projects at Tropicana Casino & Resort Atlantic City totaling approximately $35 Million.  The proposed capital improvements include major improvements to Tropicana AC’s boardwalk façade, the addition of retail areas and a new fitness center on Brighton Avenue, and North Tower hotel room renovations. Commencement of the projects is contingent upon a number of factors including receipt of various state and local permits and approvals, including from the Casino Reinvestment Development Authority and the New Jersey Economic Development Authority. If approved, construction of the projects is anticipated to commence in the 3rd Quarter 2014 with an expected completion date by year end 2015.

The biggest undertaking in the proposed plan would be a complete renovation of the casino’s boardwalk façade boasting a “must-see” fully choreographed high energy interactive light and sound show via 20-foot-high light bollards and nine LED screens. The light show would run nightly at timed intervals. The North and South hotel towers would be illuminated by color changing lights, enhancing the atmosphere of the beach front resort destination. Additionally, three new retailers would be added to round off Tropicana’s boardwalk offerings. The final component of the façade renovation would be the extension of FIN’s dining room. Guests would expect to experience panoramic views of the beach and boardwalk from within the restaurant. The new architecture and roof would refresh FIN’s look, matching the Havana theme of The Quarter.

Another exciting proposed addition would include a new state-of-the-art two-story fitness club, located on Brighton Avenue adjacent to Blue Mercury Spa that would be a perfect complement to Tropicana’s variety of customer friendly amenities and would offer aerobic exercise equipment, health classes and private training sessions. The new modern fitness club would be equipped with high tech video monitors, treadmills, spinning cycles, and other athletic training equipment, as well as rooms for group and private Yoga and Pilates classes. Guests would access the club through The Quarter and/or Brighton Avenue.

“We are excited about the prospect of creating and investing in these innovative renovations. The new boardwalk façade and interactive light and sound show would extend the excitement and fun guests experience inside Tropicana AC to guests outside on the boardwalk,” said Tony Rodio, the Company’s President and Chief Executive Officer.  “Projects like these provide us with the opportunity to create new experiences and further enhance the comfort of our guests,” added Rodio.

Exhibit 99.1

Also included in the proposal is the renovation of Tropicana AC’s 434 North Tower hotel rooms. These complete room renovations would offer a new modern design with new lighting and expansive bathrooms, creating first-class accommodations for hotel guests and convention business.

Additionally, 10,000 sq. feet of underutilized space will create four retail locations including one location at Pacific and Morris Avenues. Brand new lighting, banners, and an oversized video monitor will enhance the street level project. “We think these changes would bring a whole new energy to the street corner and help to revitalize the neighborhood,” said Rodio.

“These significant renovations would provide new retail businesses to both the Pacific Avenue and Boardwalk sides of Tropicana AC and change the Atlantic City landscape, reinforcing Tropicana’s ongoing commitment to contribute to the vibrant, high energy Atlantic City we know and love,” said Rodio. “In addition, the construction projects, if approved, would create various new employment opportunities including union construction jobs,” added Rodio.

About Tropicana Entertainment
Tropicana Entertainment Inc. is a publicly traded company that, through its subsidiaries, owns and operates eight casinos and resorts in Indiana, Louisiana, Mississippi, Nevada, New Jersey and Aruba. Tropicana properties collectively have approximately 6,300 employees, 6,032 rooms, 6,941 slot positions and 217 table games. The company is based in Las Vegas, Nevada. The Company is a majority-owned subsidiary of Icahn Enterprises, L.P. (NASDAQ:  IEP)

Cautionary Note Regarding Forward-Looking Statements
This press release contains “forward-looking statements,” including statements about the Company’s anticipated plans, strategies, objectives, expectations and intentions. Such statements include, without limitation, statements regarding the anticipated scope, features, construction schedule and other aspects of the Company’s proposed renovation projects at its Tropicana AC property, the potential benefits to the Company and Atlantic City of such proposed renovation projects, including potential employment opportunities, and other statements that are not historical facts.  Such forward-looking statements represent the Company’s proposed plans and expectations only as of the date of this press release, and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, without limitation, the risk that the Company’s applications related to funding certain of the proposed capital improvements may not be approved, the risk that, even if approved, the Company may not move forward with the proposed projects, and other factors that may adversely affect the Company’s business such as future legislative, regulatory, or tax changes as well as other economic, business and/or competitive factors.  Other factors that could adversely affect the Company’s business and prospects are described in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.